Exhibit 10.1
                                                                    ------------

                           The Hampstead Group, L.L.C.
                        2200 Ross Avenue, Suite 4200 West
                            Dallas, Texas 75201-6799

                                  June 1, 2001


Omega Healthcare Investors, Inc.
900 Victors Way, Suite 350
Ann Arbor, Michigan 48108

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Advisory Agreement dated as of October 4, 2000 (as amended, the "Agreement") between Omega Healthcare Investors, Inc. (the "Company") and The Hampstead Group, L.L.C. ("Hampstead"). Capitalized terms used herein but not defined have the meanings given to those terms in the Agreement.

     By signing in the space provided below, Hampstead and the Company agree, in accordance with Section 1 of the Agreement, as follows:

     A.  Past Services.

     The parties agree that Hampstead has previously provided services under the Agreement ("Past Services"), including without limitation the following:

         1. Chief Financial Officer.   Richard FitzPatrick  has served full-time
in the capacity as Chief Financial Officer of the Company for the period July 1, 2000 through April 30, 2001.

         2. Chairman / Executive  Chairman.    Daniel   Decker  has  served   as
Chairman/Executive Chairman of the Company since July 16, 2000 and has devoted substantially all his efforts during working hours to the Company's business.

         3. Executive  Search   and   Strategic  Matters.   Donald  McNamara has
assisted the Company in its search for a new Chief Executive Officer and other senior management and with respect to various strategic matters.

         4. Company Indebtedness. Kurt Read, Steven Sheetz and/or other individuals at Hampstead have advised and assisted the Company in its efforts
(i) to refinance, repay or extend the respective maturity dates of the Company's indebtedness that may be incurred pursuant to (A) the Loan Agreement, dated as of August 16, 2000, by and among the Company, Sterling Acquisition Corp., Delta Investors I, LLC, The Provident Bank, as Agent, and the various lenders named therein, as amended (the "Provident Debt"), (B) the Loan Agreement, dated as of June 15, 2000, by and among the Company and certain of its subsidiaries, the Banks signatory thereto and Fleet Bank, N.A., as Agent for such Banks, as amended (the "Fleet Debt"), (C) the Indenture, dated as of August 27, 1997, between the Company and NBD Bank, as Trustee, as amended (the "2002 Public Debt"), and (D) the Indenture, dated as of January 24, 1997, between the Company and NBD Bank, as Trustee, as amended (together with the Provident Debt, the Fleet Debt and the 2002 Public Debt, collectively, the "Company Indebtedness"), and (ii) to manage the Company's capitalization and liquidity.

         5. Other Past Services.   Various other  individuals at  Hampstead have
devoted significant amounts of time with respect to financial, strategic growth, asset disposition and other matters.

B.       Anticipated Services.

     The parties agree that Hampstead shall provide the following services under the Agreement through December 31, 2001 ("Anticipated Services," and together with the Past Services, the "Services"):

         1. Chief Financial Officer. Hampstead shall make Mr. FitzPatrick available to continue to serve as Chief Financial Officer of the Company at the sole cost and expense of the Company in accordance with the terms set forth on Annex A hereto.

         2. Chairman/Executive Chairman. Hampstead shall make Mr. Decker available to continue to serve as the Company's Executive Chairman and will devote substantially all of his efforts during working hours to the Company's business until the date on which a Chief Executive Officer is hired by the Company. Thereafter, Mr. Decker will remain Chairman of the Company's Board of Directors with a significantly reduced time commitment as is consistent for a non-executive Chairman.

         3. Executive Search and Strategic Matters. Hampstead shall make Donald McNamara available to continue to assist the Company in its search for a new Chief Executive Officer and other senior management.

         4. Company Indebtedness. Hampstead shall make Kurt Read, Steven Scheetz and/or other individuals designated by Hampstead available to continue to advise and assist the Company in its efforts (i) to refinance, repay or extend the respective maturity dates of the Company's Indebtedness, and (ii) to manage the Company's capitalization and liquidity.

         5. Other Anticipated Services. Hampstead shall make William Cavanaugh available to continue to assist the Company in resolving its "re-leasing program" and "transition liability" issues. Mr. Cavanaugh and Michael Wallace (or another analyst designated by Hampstead) may, if the Company so requests and Hampstead so agrees, assist the Company on other specified matters.

         6. Substitution of Personnel. In the event that any of the individuals above are not available to Hampstead and therefore cannot be made available to the Company, Hampstead will use its commercially reasonable best efforts to provide substitute personnel with similar expertise and training to the Company.

     C.  Agreement As To Compensation.

     By signing in the space provided below, Hampstead and the Company agree, in accordance with Sections 2 and 3 of the Agreement, as follows:

         1. Reimbursement of Out-of-Pocket Expenses. The Company will promptly reimburse Hampstead an amount in cash equal to $221,033 in respect of Out-of-Pocket Expenses incurred prior to January 1, 2001. The Company further agrees to promptly reimburse Hampstead for all Out-of-Pocket Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Hampstead under the Agreement or this letter agreement in accordance with Section 3 of the Agreement.

         2. Reimbursement of Services of Chief Financial Officer. In addition to any Y2000/2001 Advisory Fee (as defined below), Fees that may be payable under the Agreement or reimbursements payable pursuant to Section 1 of this letter agreement (but without duplication), the Company will reimburse Hampstead an amount in cash equal to $295,833 in respect of services provided by Mr. FitzPatrick to the Company prior to May 1, 2001. As of May 1, 2001, Mr. FitzPatrick became an employee of the Company in accordance with the terms set forth in Annex A hereto. Hampstead will continue to provide health insurance and other benefits to Mr. FitzPatrick as described on Annex A hereto. Hampstead's costs in providing such benefits will be deemed to be Out-of-Pocket Expenses for purposes of Section 3 of the Agreement.

         3. Financial Advisory Fee.  (a)  Section 2 of the Agreement will become
Section 2(a).   The  following  will  be  added  to  the end of Section 2 of the
Agreement:

               "; provided, however, that, in consideration for the Services provided or to be provided by the Advisor under this Agreement as defined in that certain letter agreement between the Company and the Advisor dated as of June 1, 2001 (the "Letter Agreement"), the Company will pay to the Advisor the advisory fees set forth in paragraph (b) of this Section 2 (the "Y2000/2001 Advisory Fee").

                    (b) With respect to any Company  Indebtedness (as defined in the Letter Agreement) that, on or before December 31, 2002, (i) is refinanced, whether such refinancing is provided by the same lender as the original indebtedness or otherwise, with a maturity date at least 12 months after the maturity date of such Company Indebtedness in effect on the date hereof, (ii) is repaid, whether such repayments are made from the Company's cash flows, assets sales or otherwise, or (iii) the maturity date is extended to a date that is at least 12 months after the maturity date of such Company Indebtedness in effect on the date hereof (any such Company Indebtedness so refinanced, repaid or the maturity date so extended, "Refinanced Debt"), the Company will pay the Advisor a fee equal to 1% of the aggregate amount of Refinanced Debt. For the avoidance of doubt, Refinanced Debt will include the maximum amount of Company Indebtedness that could have been outstanding had all amounts available thereunder been fully drawn and not subsequently repaid (regardless of whether the full amount of such Company Indebtedness is then outstanding at the time it is refinanced, repaid or extended). In no event will the Y2000/2001 Advisory Fee payable under this Section 2 exceed $3.1 million.

                    (c) Payment of any  Y2000/2001  Advisory Fee will be made by the Company to the Advisor within five business days after the date on which any Company Indebtedness becomes Refinanced Debt, provided, however, that:

                         (i) unless the entire balance of the $10.0 million Revolving Loan B under the Provident Debt maturing on March 31, 2002 has been refinanced, repaid or extended, the amount of the Y2000/2001 Advisory Fee relating to any such Refinanced Debt will not be paid until March 31, 2002;

                         (ii) unless the entire balance of the $125.0 million in
                    2002 Public Debt maturing on June 15, 2002 has been refinanced, repaid or extended, the amount of the Y2000/2001 Advisory Fee relating to any such Refinanced Debt will not be paid until June 15, 2002;

                         (iii) unless the entire balance of the Fleet Debt maturing on December 31, 2002 has been refinanced, repaid or extended, the amount of the Y2000/2001 Advisory Fee relating to any such Refinanced Debt will not be paid until December 31, 2002; and

                         (iv) no  portion  of the  Advisory  Fee will be payable
                    prior to December 31, 2001 in any event.

                    (d) Notwithstanding the foregoing, nothing herein will prevent the Company from engaging one or more investment bankers, mortgage bankers or other third party advisors to assist with refinancing, repayment and/or the extension of the maturity of any Company Indebtedness; provided, however, that in no event will any such engagement reduce the Y2000/2001 Advisory Fees payable hereunder to the Advisor."

         4. Term.   The  phrase "July 1, 2001" in Section 6(ii) of the Agreement is hereby deleted and replaced with "December 31, 2001."

         5. Limitation on Fees and Services. Except as described herein or otherwise subsequently agreed, (i) the Company will have no obligation to reimburse Hampstead for Mr. Decker's past services, any other past services or any Anticipated Services through December 31, 2001 (except for compensation paid or payable to Hampstead personnel in their capacity as directors of the Company) and (ii) Hampstead will have no obligation to provide services to the Company.

     The parties acknowledge that the compensation payable to Hampstead hereunder is based on the Past Services, the Anticipated Services to be provided hereunder and the parties' current assessment of the time to be spent until December 31, 2001 to achieve the parties' objectives. The parties also acknowledge that, in the event that other challenges or opportunities develop, the parties' estimates of future services required could be dramatically understated and the achievement of these objectives may require services beyond December 31, 2001. In either case, each of Hampstead and the Company agree to negotiate in good faith to increase Hampstead's compensation to fairly compensate Hampstead for such expanded services.

     Each of the Company and  Hampstead  represent and warrant to the other that
(i) it has the requisite power and authority to execute and deliver this letter agreement, (ii) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate or limited liability action, as applicable, and (iii) this letter agreement has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof.

     This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles, and may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. A facsimile copy of a signature page will be deemed to be an original signature page.

     The provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but are otherwise not intended to confer upon any person other than the parties hereto any rights or remedies. Except as otherwise expressly amended hereby, the terms and provisions of the Agreement will remain in full force and effect.

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         By signing below, each of the parties agrees to be bound hereby.

                                              THE HAMPSTEAD GROUP, L.L.C.


                                              By:  /s/ WILLIAM T. CAVANAUGH
                                                   --------------------------
                                                       William T. Cavanaugh, Jr.
                                                       Vice President


Agreed and accepted as of the date first written above, which agreement has been approved by a majority of the Company's independent directors.

OMEGA HEALTHCARE
INVESTORS, INC.


By:  /s/ THOMAS W. ERICKSON
     ------------------------
         Thomas W. Erickson
         Chief Executive Officer